Exhibit 99.1

2929 Seventh Street, Suite 10 Berkeley, CA 94710
Contact:
Dynavax Technologies Corporation
Shari Annes
Corporate Communications
Phone: 650-888-0902
Email: sannes@dvax.com
DYNAVAX TECHNOLOGIES NAMES MICHAEL OSTRACH
VP, CHIEF BUSINESS OFFICER AND GENERAL COUNSEL
Berkeley, CA, October 31, 2006 — Dynavax Technologies Corporation (Nasdaq: DVAX) today announced that Michael Ostrach has joined the company as vice president, chief business officer and general counsel. Ostrach will direct Dynavax’s corporate development and legal activities.
Ostrach brings to Dynavax more than 25 years of experience as a biotechnology executive, including corporate and business development, finance, investor relations and legal affairs. He joins the company from Threshold Pharmaceuticals, Inc. where he was chief operating officer, chief financial officer, and general counsel. From 1997 to 2004, Ostrach was at Kosan Biosciences, most recently as president and chief operating officer. Prior to that, Ostrach was executive vice president and chief operating officer of Neurobiological Technologies and before that he was president of Chiron Technologies. He began his corporate career at Cetus Corporation, initially as general counsel and then as senior vice president of corporate affairs, general counsel and secretary. Ostrach received his J.D. from Stanford University Law School and his B.A. from Brown University.
“We expect Michael to be successful in executing on our corporate strategic initiatives and in particular, our plans to build franchises in infectious diseases and allergy. We believe his skills are stellar, and complement those of the seasoned Dynavax team already in place. Much as Michael has done in the past, we see him contributing across a broad range of our activities, beyond corporate development and legal,” said Dino Dina, M.D., president and chief executive officer.
About Dynavax
Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative TLR9 agonist-based products to treat and prevent allergies, infectious diseases, cancer, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our TLR9 agonists are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Our pipeline includes: TOLAMBA™, a ragweed allergy immunotherapeutic, for which a major safety and efficacy trial (DARTT) is currently underway, and that is in a supportive clinical trial in ragweed allergic children; HEPLISAV™, a hepatitis B vaccine in Phase 3; and a therapy for non-Hodgkin’s lymphoma in Phase 2. Our pre-clinical asthma and COPD programs are partnered with AstraZeneca. Funding for our other preclinical programs in cancer, hepatitis B and hepatitis C therapies, and for an influenza vaccine has been provided by Symphony Dynamo, Inc. and the NIH, but these programs represent future partnering opportunities. For more information, please visit www.dynavax.com.
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